Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of NantKwest, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2020, with respect to the consolidated financial statements of NantKwest, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 19, 2021